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                                                                    Exhibit 10.4






                              SEPARATION AGREEMENT


         SEPARATION AGREEMENT, dated as of February ___, 1999 (as amended, supplemented or otherwise modified, this "Agreement"), by and between PepsiCo, Inc., a North Carolina corporation ("PEPSICO" or the "CORPORATION"), and The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG") and, as of the date hereof, a wholly-owned subsidiary of PepsiCo.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, PepsiCo's Board of Directors has determined that separation from the Corporation of a substantial portion of the Corporation's bottling assets and businesses and majority public ownership of such assets and businesses is in PepsiCo's best interests;

         WHEREAS, PepsiCo is consolidating the assets and operations of a substantial portion of the bottling businesses owned by it and its subsidiaries and affiliates (PepsiCo and its subsidiaries and affiliates (other than the PBG Group as hereinafter defined) are collectively referred to herein as the "PEPSICO GROUP") into PBG and its subsidiaries (PBG and its direct and indirect subsidiaries and its affiliates are collectively referred to herein as the "the PBG GROUP"); and

         WHEREAS, PepsiCo intends that PBG issue approximately 63% of its common stock to the public in an underwritten offering (the "OFFERING") (The date at which such sales of PBG common stock are settled with the Underwriters shall hereafter be referred to as the "OFFERING DATE");

         NOW, THEREFORE, in consideration of the mutual promises herein, the Parties (as such term is defined in Section 19 hereof) hereby agree as follows:

         Section 1. THE SEPARATION. Prior to the Offering Date, PepsiCo transferred a substantial portion of its bottling assets (including the stock of certain subsidiaries) to the PBG Group and the Bottling Group, LLC, a Delaware limited liability company wholly-owned by the PepsiCo Group ("BOTTLING GROUP, LLC"). Thereafter, a PepsiCo subsidiary borrowed $2.3 billion, secured by a PepsiCo guarantee (the "PEPSICO GUARANTEE") and, prior to the Offering Date, such debt was assumed by Bottling Group, LLC. Also prior to the Offering Date, PBG will borrow approximately $4.5 billion, with a portion of the proceeds transferred to PepsiCo in payment of certain intercompany debt obligations and a portion of the proceeds used to acquire certain domestic and international bottling operations from Whitman Corporation ("Whitman") in a separate transaction (described in Section 12(b) below). Subsequent to the Offering Date, PBG will use a portion of the proceeds to acquire certain international bottling operations from PepsiCo. The PBG Group will transfer its bottling assets to Bottling Group, LLC in exchange for an


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approximately 95% interest in such entity (diluting PepsiCo's interest in
Bottling Group, LLC to approximately 5%).

         Section 2. THE OFFERING. On the Offering Date, PBG will sell approximately 63% of its Common Stock, and the proceeds thereof will be applied against a portion of the approximately $4.5 billion of PBG borrowings set forth in Paragraph 1 hereof.

         Section 3. GOVERNANCE DOCUMENTS. PBG shall take all action necessary such that, on the Offering Date, the Certificate of Incorporation and Bylaws of PBG shall be substantially in the forms filed with the Securities and Exchange Commission as exhibits to the Form S-1 relating to the Offering (as amended, supplemented or otherwise modified, the "S-1").

         Section 4.  BOOKS, RECORDS, SERVICES AND ACCESS TO INFORMATION.

         (a) PepsiCo shall make available to PBG, during normal business hours and in a manner which shall not reasonably interfere with PepsiCo's business, the services set forth on Schedule A hereto to the extent that the same are reasonably required to assist in effecting an orderly transition following the Offering.

         (b) From and after the Offering Date, PepsiCo shall afford PBG and its authorized employees and representatives reasonable access (including access to persons or firms possessing relevant information and records) and reasonable duplicating rights during normal business hours to, or, at PepsiCo's option, copies of, all records, books, contracts, instruments, data and other information (collectively, "INFORMATION") within the PepsiCo Group's possession relating to any member of the PBG Group, insofar as such access or copies are reasonably required by PBG.

         (c) PBG shall afford to PepsiCo and its authorized employees and representatives reasonable access (including access to persons or firms possessing relevant information and records) and reasonable duplicating rights during normal business hours to, or, at PBG's option, copies of, all Information within the PBG Group's possession relating to any member of the PepsiCo Group, insofar as such access or copies are reasonably required by PepsiCo.

         (d) Information may be required under this Section 4, without limitation, for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In lieu of retaining any specific Information, either Party may, in writing, offer to deliver such Information to the other. If such offer is not accepted within ninety (90) days, the Information so offered shall be retained or destroyed in accordance with PepsiCo's Record Retention Policy. If such offer is accepted, the Party accepting delivery shall pay the reasonable out-of-pocket costs of the delivery. Each Party shall maintain the Information in accordance with the manner it treats similar material relating to its ongoing business.


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         (e) At all times from and after the Offering Date, each Party will use its reasonable best efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.

         (f) Except as otherwise specifically provided for herein, a Party providing Information, or witnesses to the other hereunder shall be entitled to receive from the recipient, upon the presentation of appropriate invoices therefor, payments for such amounts relating to supplies, disbursements, and such other costs and out-of-pocket expenses as are reasonably incurred in providing such Information, or witnesses; PROVIDED THAT to the extent such amounts, disbursement costs and expenses constitute Separation Expenses (as defined in Section 20 of this Agreement), they shall be borne by PepsiCo. Invoices shall be due and payable within thirty (30) days of receipt.

         (g) PepsiCo shall arrange for the transportation of existing corporate records in its possession relating to the PBG Group, including original corporate minute books, stock ledgers and certificates, and corporate seals of each corporation included in the PBG Group, and all active agreements, deeds to real property, active litigation files and filings with foreign governments, if any, to PBG's address set forth in Section 25 hereof.

         Section 5. CONFIDENTIALITY. Each member of the PepsiCo Group and each member of the PBG Group shall hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, all non-public Information concerning the other Party furnished it by such other Party or its representatives pursuant to this Agreement, unless compelled to disclose such Information by judicial or administrative process or, in the opinion of counsel, by other requirements of law (in which case such Party shall promptly notify the other Party so that the other Party may seek a protective or other appropriate remedy); and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 5. Each Party shall be deemed to have satisfied its obligations hereunder with respect to confidential Information supplied by the other Party if it exercises the same care as it does with respect to preserving the confidentiality of its own similar information.

         Section 6.  INDEMNIFICATION.

         (a) Notwithstanding any other provision of this Agreement, no member of the PBG Group (other than Bottling Group, LLC) shall indemnify PepsiCo for, hold PepsiCo harmless from, or otherwise bear the economic burden of any loss incurred by PepsiCo under the PepsiCo Guarantee. Subject to the preceding sentence, effective on the Offering Date, except as otherwise provided in the agreements attached hereto, PBG agrees to indemnify and hold harmless each member of the PepsiCo Group and each of their respective officers, directors, employees and agents from and against any and all losses, liabilities, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and any and all expenses reasonably incurred in investigating, preparing or defending against any pending or seriously threatened litigation or claim) (collectively, "LOSSES") arising out of or related in any manner to any item set forth on Schedule B hereto. Similarly, effective on the Offering Date, except as otherwise provided in the attachments hereto, PepsiCo agrees to indemnify and hold harmless each member of the PBG Group and each of their respective officers, directors, employees and agents from and against any and all Losses arising out of or related in any manner to any item set forth on Schedule C hereto.

         (b) If any action is brought or any claim is made against a Party or person in respect of which indemnity may be sought pursuant to subsection 6(a) above (the "INDEMNITEE"), the Indemnitee shall, within twenty (20) days after the receipt of information indicating that an action or claim is likely, notify in writing the Party from whom indemnification is sought (the "INDEMNITOR") of the institution of the action or the making of the claim, and the Indemnitor shall have the right, and at the request of the Indemnitee, shall have the obligation, to assume the defense of the action or claim, including the employment of counsel. If the Indemnitor assumes the defense of the action or claim, the Indemnitor shall be entitled to settle the action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee, unless such settlement would materially affect the ongoing business of the Indemnitee.

         (c) The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of that counsel shall be the responsibility of the Indemnitee unless (i) the employment of that counsel shall have been authorized in writing by the Indemnitor in connection with the defense of the action or claim; (ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action or claim; or (iii) the Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct any different defense of the action or claim on behalf of the Indemnitee). The Indemnitee shall, in any event, be kept fully informed of the defense of any such action or claim. Except as expressly provided above, in the event that the Indemnitor shall not previously have assumed the defense of an action or claim, at such time as the Indemnitor does assume the defense of the action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in investigating, preparing or defending against such action or claim.

         (d) Anything in this Section 6 to the contrary notwithstanding, the Indemnitor shall not be liable for indemnification with respect to any settlement of any claim or action effected without its written consent; PROVIDED, HOWEVER, that if after due notice the Indemnitor refuses to defend a claim or action, the Indemnitee shall have the right to defend and/or settle such claim or action, and the Indemnitee shall not be precluded from making a claim against the Indemnitor for reasonable expenses and liabilities resulting from such defense and/or settlement in accordance with this Section 6.


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         (e) Notwithstanding the foregoing provisions of this Section 6, there may be particular actions or claims which reasonably could result in both Parties being liable to the other under the indemnification provisions of this Agreement. In such events, the Parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense and settlement of the action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the Parties, such as, by way of illustration only, agreeing to use the same legal counsel.

         (f) The indemnification provisions of this Section 6 shall not inure to the benefit of any third party. By way of illustration only, an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of these indemnification provisions.

         Section 7. TAXES. PepsiCo and PBG have entered into a Tax Separation Agreement, substantially in the form attached hereto as Attachment 1 (as amended, supplemented or otherwise modified, the "TAX AGREEMENT"), regarding their respective rights and obligations with respect to taxes of the PBG Group for all periods through the Offering Date and certain other tax-related matters. In the event of a conflict between the terms of the Tax Agreement and the terms of this Agreement, the terms of the Tax Agreement shall govern.

         Section 8. EMPLOYEE BENEFITS. PepsiCo and PBG have entered into an Employee Programs Agreement, substantially in the form attached hereto as Attachment 2 (as amended, supplemented or otherwise modified, the "EMPLOYEE PROGRAMS Agreement"), which allocates assets, liabilities and responsibilities between them with respect to certain employee compensation and benefit plans and programs and certain other related matters. In the event of a conflict between the Employee Programs Agreement and the terms of this Agreement, the terms of the Employee Programs Agreement shall govern.

         Section 9. SERVICES. PepsiCo and PBG have entered into a Shared Services Agreement "SHARED SERVICES Agreement"), setting forth the arrangements between the Parties with respect to services and support. In the event of a conflict between the Shared Services Agreement and the terms of this Agreement, the terms of the Shared Services Agreement shall govern.

         Section 10. LEASE ASSIGNMENT. PepsiCo and PBG have entered into an Assignment of Lease, substantially in the form attached hereto as Attachment 3 (as amended, supplemented or otherwise modified, the "Assignment"), relating to an Agreement of Lease between Redux Realty, Inc. and PepsiCo, Inc. for the office complex


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

in Somers, New York, (the "LEASE") pursuant to which PepsiCo has assigned its rights and delegated its duties under the Lease to PBG.

         Section 11. REGISTRATION RIGHTS. PepsiCo and PBG have entered into a Registration Rights Agreement substantially in the form attached hereto as Attachment 4, pursuant to which PepsiCo may require PBG, with certain exceptions, to register under the Securities Act of 1933, as amended, shares of PBG's common stock owned by PepsiCo, and to include such shares in any future registration of PBG common stock.

         Section 12. TRANSFER OF ENTITIES, OPERATIONS, ASSETS AND LIABILITIES.

         (a) Prior to the Offering Date, PepsiCo and PBG shall use reasonable efforts to cause the entities, operations, assets (other than trademarks and other intellectual property and any rights appurtenant thereto) and corresponding liabilities relating to the bottling territories and businesses set forth on Schedule D hereto (the "BOTTLING BUSINESSES") to be included as part of the PBG Group. Except as otherwise provided in this Agreement, the Tax Agreement, the Employee Programs Agreement, the Shared Services Agreement, the Assignment and the Insurance Agreement (as hereinafter defined), including, without limitation, the Schedules and Attachments attached hereto and to each such Agreement, PepsiCo shall bear the reasonable costs of effecting such conveyances.

         (b) PepsiCo shall bear all costs relating to the transfer of bottling entities, operations, assets and corresponding liabilities by the PBG Group or the PepsiCo Group to Whitman, pursuant to a Contribution and Merger Agreement among Whitman, PepsiCo and a PepsiCo subsidiary, dated January 25, 1999, upon the receipt of appropriate invoices therefor. PepsiCo will reimburse PBG for any such costs within 30 days of receipt of such invoices.

         (c) PepsiCo shall bear all costs relating to the transfer of bottling entities, operations, assets and corresponding liabilities by the PBG Group or the PepsiCo Group to any other PepsiCo anchor or master bottler, pursuant to an agreement with the PepsiCo Group, upon the receipt of appropriate invoices therefor. PepsiCo will reimburse PBG for any such costs within 30 days of receipt of such invoices.

         (d) Except as expressly provided herein (including, without limitation, in the first sentence of Section 6(a)), PBG agrees to assume and pay all contracts, obligations and liabilities of each member of the PepsiCo Group associated in any way with the Bottling Businesses, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, all obligations of any member of the PepsiCo Group acting as a guarantor of obligations associated in any way with any of the Bottling Businesses (other than with respect to the PepsiCo Guarantee), and all obligations under leases and other executory contracts and liabilities, whether arising as a result of the transactions contemplated hereby, existing on the date hereof, or based on facts or actions arising on or prior to the Offering Date, whether or not such obligations


                                       6

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shall have been disclosed herein, and whether or not reflected on the opening balance sheet of the PBG Group prepared pursuant to Section 16 hereof (the "OPENING BALANCE SHEET").

         (e) In the event that the transfer of all such assets and liabilities of the Bottling Businesses is not accomplished by the Offering Date, the Parties agree that PBG shall have DE FACTO control and equitable ownership of such entities, operations and assets, and DE FACTO responsibility for the obligations and liabilities intended to be transferred to the PBG Group; PROVIDED, HOWEVER, that if any uncompleted steps financially affect either PepsiCo or PBG, the Parties agree to use their respective best efforts to equitably resolve any such financial impact.

         (f) In the event that any trademark or other intellectual property asset or any right appurtenant thereto relating to the Bottling Businesses is transferred to PBG, PBG agrees to take such action as may be necessary or appropriate to cause such trademark or other intellectual property asset or any right appurtenant thereto to be properly assigned to PepsiCo or its designee. PepsiCo shall bear the reasonable costs of effecting such assignment.

         (g) Notwithstanding any other provision of this Agreement, if a member of the PBG Group (including Bottling Group, LLC) is liable on a debt as to which, or as to any portion of which, there is a guarantee or similar obligation of any member of the PepsiCo Group, including, without limitation, the approximately $2.3 billion debt referred to in Section 1 hereof, then, unless PepsiCo has given its prior written consent, PBG will not, and will cause each member of the PBG Group (including Bottling Group, LLC) not to, take any action relating to such debt or the PepsiCo Group guarantee, including (i) the repayment, refinancing or modification of the terms of such debt, or (ii) modification of the terms, or cancellation, of such guarantee or similar obligation.

         (h) This Section 12 shall not inure to the benefit of any third party.

         Section 13. LETTERS OF CREDIT, GUARANTEES AND CONTINGENT LIABILITIES.

         (a) PBG shall use its best efforts to cause the beneficiaries of all of the PepsiCo Group's letters of credit, guarantees (other than the PepsiCo Guarantee) and other contingent liabilities relating to any of the Bottling Businesses (including, without limitation, commercial letters of credit, financing guarantees, performance guarantees, lease guarantees, comfort letters, insurance and workers' compensation liabilities, and the letters of credit, guarantees and other contingent liabilities identified on Schedule E hereto) (collectively, the "BOTTLING CONTINGENT LIABILITIES") which will not have expired on or prior to the Offering Date, to release and terminate all such Bottling Contingent Liabilities on or prior to August 1, 1999 and, where necessary or appropriate, to accept substitute letters of credit, guarantees or contingent liabilities issued for the account of PBG or to post sufficient cash collateral on behalf of PBG. PepsiCo shall assist PBG in obtaining such releases and substitutions. PBG hereby agrees to provide to PepsiCo,


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prior to August 15, 1999, a schedule (the "PBG CONTINGENT LIABILITY SCHEDULE")
listing all of the letters of credit, guarantees and other contingent liabilities relating to any of the Bottling Businesses which have not been released, terminated, or replaced with a Qualified Letter of Credit (as such term is hereinafter defined). From and after the Offering Date, PBG will pay a fee based upon the maximum exposure related to any Beverage Contingent Liabilities which were not released, terminated or replaced prior to the Offering Date. With respect to leases, the term "maximum exposure" shall mean the sum of future nominal lease payments. Such fee will be equal to the LIBOR margin, plus utilization and commitment fees for a borrowing under PBG's senior credit facility as in effect from time to time and will be expressed as a percentage of the value of the underlying exposure. Such fee shall be payable monthly in advance until such time as each such Bottling Contingent Liability has been released, terminated or replaced by a Qualified Letter of Credit. For purposes of this Agreement, a Bottling Contingent Liability shall be deemed to be released or terminated only whenthe relevant document evidencing such Bottling Contingent Liability has been canceled and returned to PepsiCo. Notwithstanding the foregoing, PBG shall at all times indemnify and hold harmless each member of the PepsiCo Group from and against all losses, liabilities and obligations incurred with respect to such Bottling Contingent Liabilities. Without limiting the foregoing, PBG shall, upon demand, reimburse PepsiCo within fifteen days for any amounts actually paid by any member of the PepsiCo Group with respect to any such Beverage Contingent Liabilities.

         (b) For purposes of this Agreement, the term "QUALIFIED LETTER OF CREDIT" shall mean an irrevocable, transferable letter of credit issued to PepsiCo or its relevant subsidiary or affiliate by a bank that is an A Credit (as such term is hereinafter defined), substantially in the form attached as Schedule F hereto, with a term extending to the last possible expiration date of the Bottling Contingent Liabilities covered thereby and with a maximum drawing amount that shall equal the full amount of all remaining obligations and foreseeable claims under the Bottling Contingent Liabilities covered thereby (assuming the exercise of all extension options with respect to the underlying obligations). In the event of any change in the law regarding letters of credit generally that affects the language in a Qualified Letter of Credit, PBG shall, at the request of PepsiCo, provide a new Qualified Letter of Credit containing modifying language as approved by PepsiCo. The language contained in the form of letter of credit attached as Schedule F hereto shall be deemed to be approved by PepsiCo. For purposes of this Agreement, the term "A CREDIT" shall mean a corporation or banking association whose long-term debt obligations are rated A+ or A1 or better by Standard & Poor's or by Moody's, respectively, or their successors in interest that are "nationally recognized statistical rating organizations."

         (c) PBG agrees that no member of the PBG Group shall modify, amend or extend (including, without limitation, pursuant to any existing option to extend) any of the leases or other obligations of the PBG Group which have been guaranteed by a member of the PepsiCo Group so as to increase or in any way enlarge the duration of any of the obligations or liabilities of any member of the PepsiCo Group pursuant to those


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guarantees without first obtaining the prior written approval of PepsiCo, which approval may be withheld by PepsiCo in its sole discretion.

         Section 14. INSURANCE AND RISK MANAGEMENT SERVICES.

         (a) All policies of liability, fire, workers' compensation and other forms of insurance maintained by the PepsiCo Group insuring the products, properties, assets and/or operations of the Bottling Businesses shall continue in full force and effect up to and through the Offering Date, and except as set forth on Schedule G hereto, shall be terminated effective 11:59:59 p.m. on the Offering Date. Any refunds of prepaid premiums with respect to such terminated insurance shall be for PepsiCo's account. Any retrospective adjustments to casualty premiums with respect to such terminated insurance shall be for PBG's account. PepsiCo shall be responsible for obtaining initial insurance coverage for PBG from and after the Offering Date in such amounts as are agreed upon by the Parties. PBG shall be liable for payment of all premiums with respect to such initial insurance coverage and all subsequent coverage which PBG thereafter elects to obtain. For purposes of this Section, insurance coverage includes, but is not limited to, ERISA fidelity bonds and/or fiduciary insurance.

         (b) With respect to any insurance programs relating to the PBG Group (including, without limitation, any casualty insurance programs such as public and products liability insurance, insured or self-insured workers' compensation insurance and automobile liability insurance), PBG shall be liable for payment of all claims arising out of incidents, known or unknown, reported or unreported, which occur prior to, on or after the Offering Date. Any reserves under these insurance programs relating to the PBG Group for periods ending prior to, on or after the Offering Date shall be for the account of PBG. Such reserves shall be included as liabilities of PBG, and any charge or credit to the reserves shall be for PBG's account.

         (c) PepsiCo and Hillbrook Insurance Company, Inc. ("Hillbrook") have entered into an Insurance and Risk Management Services Agreement (the "IRM AGREEMENT"), which provides for the transfer of certain casualty insurance liabilities to Hillbrook and requires Hillbrook to provide risk management services to the PepsiCo Group's U.S. operations. PepsiCo, Hillbrook and PBG have entered into an Insurance Agreement, substantially in the form attached hereto as Attachment 5 (as amended, supplemented or otherwise modified, the "INSURANCE AGREEMENT"), pursuant to which PepsiCo has assigned its rights under the IRM Agreement with respect to the Bottling Businesses to PBG. In the event of a conflict between the Insurance Agreement and the terms of this Agreement, the terms of the Insurance Agreement shall govern.

         Section 15. BANKING AND OTHER ARRANGEMENTS. The responsibility for bank accounts used exclusively by the PBG Group shall be transferred from PepsiCo to PBG on or prior to the Offering Date. Normal procedures will be followed for receipts and disbursements funding prior to the Offering Date.


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         Section 16. PROCEDURES FOR CLOSING AND DELIVERY OF BOOKS AND BALANCE
SHEET AND PAYMENT OF CERTAIN AMOUNTS TO PEPSICO. Financial statements of PBG as of the Offering Date, which shall be summaries of the combined accounting ledgers of the PBG Group as of the close of the _____ accounting period of the 1999 fiscal year, and which shall include an Opening Balance Sheet, shall be prepared by PepsiCo within 30 days after the Offering Date and reviewed and agreed to by PBG within 15 days after such financial statements are prepared. PepsiCo shall bear all expenses in connection with the preparation and review of such financial statements. PepsiCo and PBG agree that the principles for determining the Opening Balance Sheet are as follows:

         (a) TOTAL ASSETS shall be determined through the normal reporting process using U.S. generally accepted accounting principles ("GAAP") as applied on a basis substantially consistent with the basis used in the preparation of the financial statements of PBG presented in the S-1 and standard PepsiCo definitions and accounting practice, consistently applied.

         (b) NON-INTEREST BEARING LIABILITIES shall be determined through the normal reporting process using GAAP as applied on a basis substantially consistent with the basis used in the preparation of the financial statements of PBG presented in the S-1 and standard PepsiCo definitions and accounting practice, consistently applied. Accrued tax liabilities shall be treated in accordance with the provisions of the Tax Agreement.

         (c) NET ASSETS is the sum of total assets less non-interest bearing liabilities. Net Assets shall be determined in accordance with the following capitalization procedure:

             (i) SHORT AND LONG-TERM DEBT shall be determined through the normal reporting process using GAAP as applied on a basis substantially consistent with the basis used in the preparation of the financial statements of PBG presented in the S-1 and standard PepsiCo definitions and accounting practice, consistently applied. The Opening Balance Sheet will reflect approximately $3.3 billion of debt obligations incurred by PBG and Bottling Group, LLC prior to the Offering Date.

             (ii) STOCKHOLDERS' EQUITY of PBG will equal the difference between the total Net Assets less the Short and Long-Term Debt on PBG's Opening Balance Sheet as of the Offering Date.

         Section 17. OPERATION UNTIL CLOSING. PBG agrees, on behalf of itself and each member of the PBG Group that, through the Offering Date, the Bottling Businesses shall be operated in the ordinary course of business, consistent with past practice.

         Section 18. DE-IDENTIFICATION. As soon as practicable after the Offering Date, and in no event later than 120 days after such Date, PBG shall eliminate all exterior and interior signage and other identification in its possession or control, and cease using any


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letterhead, which identifies PBG or any other entity within the PBG Group as a subsidiary of PepsiCo.

         Section 19. PARTIES. As used in this Agreement, the term "PARTIES" shall include the PepsiCo Group and its successors, and the PBG Group and its successors. Each of PepsiCo and PBG agrees that it shall cause each of its subsidiaries and affiliates to comply fully with the terms of this Agreement.

         Section 20. EXPENSES. Except as otherwise provided in this Agreement (including, without limitation, the Schedules and Attachments hereto), all expenses in connection with the Offering and separation (the "Separation Expenses") shall be borne by PepsiCo and all expenses in connection with the ongoing operations and/or businesses of the PBG Group shall be borne by PBG. PBG hereby agrees that the expenses set forth on Schedule H hereto are the only expenses which constitute Separation Expenses for purposes of this Agreement.

         Section 21. TAX GROSS-UP. If any amount paid by any member of the PepsiCo Group or the PBG Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax Asset of the PBG Group or the PepsiCo Group, respectively, then PepsiCo or PBG, as appropriate, shall indemnify the other Party and hold it harmless from and against any interest or penalty attributable to such increased Tax liability or the reduction of such Tax Asset and shall pay to the other Party, in addition to amounts otherwise owed, the After-Tax Amount. If any amount paid by any member of the PepsiCo Group or the PBG Group, as the case may be, pursuant to this Agreement makes allowable to a member of the PBG Group or a member of the PepsiCo Group, respectively, a Tax Benefit which would not, but for such payment, be allowable, then any payment made pursuant to this Agreement shall be reduced by the present value of such Tax Benefit, calculated in accordance with
Section 5(d) of the Tax Agreement. Capitalized terms used in this Section 19 but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Tax Agreement.

         Section 22. SURVIVAL. All of the provisions of this Agreement shall survive the Offering Date.

         Section 23. OTHER PROVISIONS. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, may not be assigned by either Party without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement may not be amended, supplemented or otherwise modified except by an agreement in writing signed by PepsiCo and PBG. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         Section 24. DISPUTE RESOLUTION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement ("Dispute") promptly by negotiation between executives with authority to settle the Dispute. If the Dispute has not been resolved by negotiation within 45 (forty-five) calendar days of the disputing party's notice of the Dispute, or if the parties' executives failed to meet within 20 (twenty) calendar days of the notice, the parties shall endeavor to settle the Dispute by mediation under the then current Center for Public Resource's Model Mediation Procedure for Business Disputes. Notwithstanding the foregoing, if a Dispute arises in which time is of the essence, either party may institute legal action. Each party will continue to perform this Agreement pending the final resolution of the Dispute.

         Section 25. NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given
(i) upon the delivery thereof if delivered personally (including, without limitation, by courier), (ii) three days after being sent by certified mail, return receipt requested, postage prepaid, or (iii) upon receipt of confirmation of a telecopy transmission, in each case to the Parties at the following addresses (or at such other address as a Party may specify by notice to the other):

If to PepsiCo:

               PepsiCo, Inc.
               700 Anderson Hill Road
               Purchase, NY  10577-1444
               Telecopy No.: (914) 253-3123
               Attention: General Counsel

If to PBG:

               The Pepsi Bottling Group, Inc.
               One Pepsi Way
               Somers, New York  10589-2201
               Telecopy No. (914) 767-7944
               Attention: General Counsel

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                             PepsiCo, Inc.




                                             By
                                                --------------------------------
                                                [Name]
                                                [Title]


                                             The Pepsi Bottling Group, Inc.




                                             By
                                                --------------------------------
                                                [Name]
                                                [Title]

                                                                      SCHEDULE B


                         PBG INDEMNIFICATION OBLIGATIONS


         Items with respect to which PBG will indemnify the PepsiCo Group in accordance with Section 6 of this Separation Agreement:

         (1) All Losses arising out of or related in any manner to any of the Bottling Businesses and the PBG Group, as such businesses have been conducted in the past, are currently conducted or may in the future be conducted, whether or not such Losses are asserted prior to the Offering Date and whether or not such Losses are based upon PepsiCo or any of its subsidiaries or affiliates being a direct party to a transaction or agreement.

         (2) All Losses arising out of or related in any manner to any letters of credit, guarantees or contingent liabilities relating to (i) any of the Bottling Businesses, or (ii) any obligations of any member of the PBG Group (including, without limitation, commercial letters of credit, financing guarantees, performance guarantees, lease guarantees, comfort letters, and insurance and workers' compensation liabilities), whether or not such Losses are asserted prior to the Offering Date.

         (3) All Losses arising out of or in any way related to the Agreement of Lease between Redux Realty, Inc. and PepsiCo, all of the rights and duties under such Agreement having been transferred by PepsiCo to PBG pursuant to an Assignment of Lease dated February ___, 1999.

         (4) All Losses arising out of or in any way related to the pension transition services described on Schedule A hereto.

         (5) All Losses arising out of or related in any manner to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement on Form S-1 (No. 333-70291) relating to the Offering or any amendment thereto (the "REGISTRATION STATEMENT"), including the Rule 430A Information, or any preliminary or final prospectus (or any amendment or supplement thereto), other than Losses arising from or related in any manner to untrue statements or omissions or alleged untrue statements or omissions relating to PepsiCo, Inc. For purposes of this Agreement, the term "Rule 430A Information" shall mean the information included in any prospectus that was omitted from the Registration Statement at the time it became effective but that is deemed to be part of such Registration Statement at the time it became effective pursuant to paragraph (b) of Rule 430A of the Securities Act of 1933, as amended.

                                                                      SCHEDULE C


                       PEPSICO INDEMNIFICATION OBLIGATIONS


         Items with respect to which PepsiCo will indemnify the PBG Group in accordance with Section 5 of this Separation Agreement:

         (1) All Losses arising out of or related in any manner to the PepsiCo, Pepsi-Cola, Frito-Lay or Tropicana businesses, as such businesses have been conducted in the past, are currently conducted or may in the future be conducted, whether or not such Losses are asserted prior to the Offering Date and whether or not such Losses are based upon PepsiCo or any of its subsidiaries or affiliates being a direct party to a transaction or agreement.

         (2) All Losses arising out of or related in any manner to any contingent liabilities relating to (i) the Pepsi-Cola, Frito-Lay or Tropicana businesses, or (ii) any obligations of any member of the PepsiCo Group, whether or not such Losses are asserted prior to the Offering Date.

         (3) All Losses arising out of or related in any manner to OCEAN SPRAY CRANBERRIES, INC. V. PEPSICO, INC., including, without limitation appeals, further litigation, arbitration or claims relating to such case or the claims asserted therein.

         (4) All Losses arising out of or related in any manner to HOSPITAL CORPORATION INTERNATIONAL LIMITED AND AMERICAN MEDICAL CENTERS, INC. V. PEPSICO, INC., including, without limitation, appeals, further litigation or claims relating to such case or the claims asserted therein.

         (5) One-half of all Losses arising out of or related in any manner to HAMAR V. PEPSICO, INC., including, without limitation, appeals, further litigation or claims relating to such case or the claims asserted therein.

         (6) One-half of all Losses arising out of or related in any manner to LOUISA V. PEPSICO, INC., including, without limitation, appeals, further litigation or claims relating to such case or the claims asserted therein.

         (7) All Losses arising out of or related in any manner to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or any preliminary or final prospectus (or any amendment or supplement thereto), relating to PepsiCo, Inc.